Filed pursuant to 424(b)(3)
Registration No. 333-176775

SUPPLEMENT NO. 25
DATED JANUARY 7, 2015
TO THE PROSPECTUS DATED APRIL 16, 2014
OF INLAND REAL ESTATE INCOME TRUST, INC.

This Supplement No. 25 supplements, and should be read in conjunction with, the prospectus of Inland Real Estate Income Trust, Inc., dated April 16, 2014, as previously supplemented by Supplement No. 2 dated April 24, 2014 (which superseded and replaced all prior supplements), Supplement No. 3 dated May 1, 2014, Supplement No. 4 dated May 2, 2014, Supplement No. 5 dated May 13, 2014, Supplement No. 6 dated May 19, 2014, Supplement No. 7 dated May 30, 2014, Supplement No. 8 dated July 2, 2014, Supplement No. 9 dated July 17, 2014, Supplement No. 10 dated August 1, 2014, Supplement No. 11 dated August 5, 2014, Supplement No. 12 dated August 8, 2014, Supplement No. 13 dated August 18, 2014, Supplement No. 14 dated September 3, 2014, Supplement No. 15 dated September 12, 2014, Supplement No. 16 dated September 16, 2014, Supplement No. 17 dated October 7, 2014, Supplement No. 18 dated October 9, 2014, Supplement No. 19 dated November 5, 2014, Supplement No. 20 dated November 21, 2014, Supplement No. 21 dated November 28, 2014, Supplement No. 22 dated December 5, 2014, Supplement No. 23 dated December 22, 2014 and Supplement No. 24 dated December 29, 2014. Unless otherwise defined in this Supplement No. 25, capitalized terms used herein have the same meanings as set forth in the prospectus.

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Plan of Distribution

The following information is inserted at the end of the section of the prospectus captioned “Plan of Distribution,” which begins on page 182 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of December 31, 2014.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)

From our sponsor in connection with our formation:	20,000	200,000	–	200,000

Shares sold in the offering:	41,390,507.950	411,277,712	38,290,156	372,987,556

Shares sold pursuant to our distribution reinvestment plan:	618,530.845	5,876,043	–	5,876,043

Shares purchased pursuant to our share repurchase program:	(28,351.242)	(260,533)	–	(260,533)
Total:	42,000,687.553	417,093,222	38,290,156	378,803,066
(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)	Organization and offering expenses, excluding commissions, will not exceed 1.5% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

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